UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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United Security Bancshares

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED SECURITY BANCSHARES

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, MAY 15, 2024 - 6:00 p.m.

TO THE SHAREHOLDERS OF UNITED SECURITY BANCSHARES:

The 2024 Annual Meeting of Shareholders (the “Meeting”) of United Security Bancshares (the “Company”) will be held at the Company’s corporate office at 2126 Inyo Street, Fresno, California 93721, at 6:00 p.m., Pacific Daylight Time (PDT), on Wednesday, May 15, 2024.

At the Meeting, you will be asked to consider and vote on the following matters:

(1)Electing the following ten (10) persons to the Board of Directors to serve until the 2025 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Stanley J. Cavalla	Nabeel Mahmood	Dora Westerlund
Tom Ellithorpe	Kenneth D. Newby	Dennis R. Woods
Jagroop “Jay” Gill	Susan Quigley
Heather Hammack	Brian C. Tkacz

(2)Ratifying the selection of Moss Adams LLP to serve as the independent registered public accounting firm for the Company for 2024.

(3)Transacting such other business as may properly come before the Meeting and any adjournments or postponements thereof.

If you were a shareholder of record on March 27, 2024, you may participate in and vote at the Meeting.

Article III, Section 3.3 of our Bylaws provides for the nomination of directors in the following manner:

Section 3.3. Nominations of Directors. Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association, or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy, or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

We urge you to sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the Meeting. If you do attend the Meeting, you may withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

Dated: April 3, 2024                        By Order of the Board of Directors

                                Susan Quigley, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2024

The proxy materials are being furnished to our shareholders by sending a Notice of Internet Availability of Proxy Materials (the “Notice”) in accordance with Securities and Exchange Commission Rule 14a-16 on or about April 3, 2024. As explained in the Notice, our proxy materials include the following documents, all of which are available for shareholders to view on the internet at http://investors.unitedsecuritybank.com/financialdocs: our Annual Report to Shareholders on Form 10-K (the “Annual Report”), Notice of Annual Meeting, this proxy statement, and proxy or voting instruction card. If you wish to receive paper copies of the proxy materials, or if you wish to obtain directions to the Annual Meeting, please call (888) 683-6030 (toll free), or write to us at United Security Bancshares, 2126 Inyo Street, Fresno, California 93721, Attn: Mr. David Kinross or by email at dkinross@unitedsecuritybank.com. This Proxy Statement and Annual Report are also available on the Company’s website at investors.unitedsecuritybank.com/sec-filings.

United Security Bancshares
2126 Inyo Street
Fresno, California 93721
Phone: (888) 683-6030

Proxy Statement
2024 Annual Meeting of Shareholders
To be Held Wednesday, May 15, 2024
6:00 p.m.

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the 2024 Annual Meeting of Shareholders (the “Meeting”) of United Security Bancshares (the “Company”) to be held at the Company’s corporate office at 2126 Inyo Street, Fresno, California 93721, on Wednesday, May 15, 2024, at 6:00 p.m. PDT, and at any and all postponements or adjournments thereof.

The Notice of Annual Meeting and the Notice will be mailed on or about April 3, 2024, to shareholders eligible to receive notice of, and to vote at, the Meeting. As stated in the Notice and above, the Annual Report, this Proxy Statement and form of proxy are available to be viewed by shareholders on the internet at: http://investors.unitedsecuritybank.com/financialdocs.

The matters to be considered and voted upon at the Meeting will be:

(1)Election of Directors. Electing the following ten (10) persons to the Board of Directors to serve until the 2025 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Stanley J. Cavalla	Nabeel Mahmood	Dora Westerlund
Tom Ellithorpe	Kenneth D. Newby	Dennis R. Woods
Jagroop “Jay” Gill	Susan Quigley
Heather Hammack	Brian C. Tkacz

(2)Ratification of Selection of Accountants. Ratification of the selection of Moss Adams LLP to serve as the independent registered public accounting firm for the Company for 2024.

(3)Other Business. Such other business as may properly come before the Meeting and any adjournments or postponements thereof.

If you were a shareholder of record at the close of business on March 27, 2024, you may vote at the Meeting.

Other than the matters set forth on the attached 2024 Notice of Annual Meeting of Shareholders, as of the date of this Proxy Statement, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers to each of Dennis Woods, David Kinross, and Robert Oberg, as the designated proxy holders, discretionary authority to vote the shares in accordance with the recommendations of the Board on such other business, if any, which may properly come before the Meeting and at any adjournments or postponements thereof, including whether or not to adjourn the Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you provide me this Proxy Statement?

We provided you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Meeting. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Meeting. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card. You may also vote electronically, by telephone, or the internet by following the instructions on the proxy card.

Along with this Proxy Statement, we have furnished the Company’s 2023 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for you to view at: http://investors.unitedsecuritybank.com/financialdocs. United Security Bancshares is referred to in this Proxy Statement as the “Company.” The Company’s wholly-owned bank subsidiary, United Security Bank, is referred to in this Proxy Statement as the “Bank.”

How will our Annual Meeting be held?

This year’s Meeting will be in person at our corporate office at 2126 Inyo Street, Fresno, California 93721. You are entitled to participate in the Meeting if you owned shares of our common stock as of the close of business on March 27, 2024.

Who is entitled to vote?

Shareholders who were the record owners of the Company’s no-par value common stock (the “Common Stock”) at the close of business on March 27, 2024 are entitled to vote. On this record date, there were 17,315,195 shares of the Company’s Common Stock issued and outstanding and entitled to vote. Our Common Stock is our only class of outstanding capital stock.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a trust company, trust or other nominee, then the broker, trust company, or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, trust company, or other nominee how to vote their shares using the voting instruction form provided by your broker, trust company, or other nominee. If you hold your shares in street name and do not provide voting instructions, your broker, trust company, or other nominee has discretionary authority to vote your shares on the ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2024, even in the absence of your specific voting instruction. Those shares will also be counted as present at the Meeting for purposes of determining a quorum. However, in the absence of your specific instructions as to how to vote, your broker, trust company, or other nominee does not have discretionary authority to vote on the election of directors or any other proposals that may properly come before the Meeting.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the shares represented at the Meeting may adjourn the Meeting to another date.

How many votes do I have?

Holders of Common Stock are entitled to one vote, in person or by proxy, for each share of Common Stock held in his or her name on the books of the Company as of the record date for the Meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The ten (10) nominees receiving the highest number of votes will be elected.

Pursuant to California law, no shareholder may cumulate votes for a nominee unless the name of the nominee has been placed in nomination prior to the voting and the shareholder has given notice at the Meeting prior to the voting of the shareholder’s intention to cumulate. If any shareholder gives notice, all shareholders may cumulate their votes.

The proxy holders designated in the enclosed proxy card do not, at this time, intend to cumulate votes pursuant to the proxies solicited in this Proxy Statement unless another shareholder gives notice to cumulate, in which case, the proxy holders may cumulate votes in accordance with the recommendations of the Board of Directors. Therefore, discretionary authority to cumulate votes in such event is solicited in this Proxy Statement.

How do I vote by proxy?

Whether or not you plan to attend the Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to participate in the Meeting and vote. You may also vote over the internet or by telephone. Instructions for all voting can be found on the Notice and on the back of the proxy card included with this Proxy Statement.

If you properly fill in your proxy card and send it to us in time to vote, or vote by internet or telephone, your “proxy holders” (the individual(s) named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy holder(s) will vote your shares as recommended by the Board of Directors as follows:

•“FOR” the election of all ten (10) nominees for director; and

•“FOR” ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2024.

For the election of directors (Proposal 1), a shareholder may withhold authority for the proxy holders to vote for any one or more of the nominees by marking the enclosed proxy card in the manner instructed on the proxy card. Unless authority to vote for the nominees is so withheld, the proxy holders will vote the proxies received by them for the election of the nominees listed on the proxy card as directors of the Company. Your proxy holders do not have an obligation to vote for nominees not identified on the preprinted proxy card (i.e., write-in nominees). Should any shareholder attempt to “write in” a vote for a nominee not identified on the preprinted card (and described in these proxy materials), your proxy holders will NOT vote the shares represented by your proxy card for any such write-in nominee, but will instead vote the shares for any and all other indicated nominees. If any of the nominees should be unable or decline to serve, which is not now anticipated, your proxy holders will have discretionary authority to vote for a substitute who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, your proxy holders intend to vote all of the proxies in such a manner, in accordance with the cumulative voting, as will assure the election of as many of the nominees identified on the proxy card as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders, at their sole discretion.

If any other matter is presented (including but not limited to a motion for adjournment or postponement of the Meeting), your proxy holders will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement was finalized, we knew of no matters which needed to be acted on at the Meeting, other than those discussed in this Proxy Statement.

What vote is required to approve each proposal, and what is the effect of withholding authority to vote, broker non-votes, and abstentions?

The ten (10) nominees for director who receive the most votes will be elected. Broker non-votes and abstentions will not be counted, except for quorum purposes, and will have no effect on the election of directors. If you indicate “WITHHELD” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Approval for Proposal 2 (ratification of the appointment of Moss Adams LLP) requires the affirmative vote of: (i) a majority of the votes represented in person or by proxy and voting at the Meeting; and (ii) a majority of the shares required to constitute a quorum.

If you hold your shares of Common Stock in “street name” (i.e., through a broker or other nominee) you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine, matters. If you fail to instruct your broker or nominee as to how to vote your shares of Common Stock, your broker or nominee may, in their discretion, vote your shares “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2024, which is considered a routine matter. HOWEVER, YOUR BROKER MAY NOT VOTE YOUR SHARES “FOR” the election of the nominees for director without your specific direction. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from you, as the beneficial owner, and does not have discretionary voting authority. It is VERY IMPORTANT that you return the instructions to your broker or nominee. Therefore, if you wish to be represented, you must vote by completing the information which is sent to you by your broker or nominee.

Assuming a quorum has been established at the Meeting, California law requires the affirmative vote of a majority of the shares represented and voting at the Meeting to adopt a proposal (other than the election of directors), unless the vote of a greater number is required by law or by our Articles of Incorporation. Abstentions and broker non-votes are not treated as shares voting on any proposal. Therefore, abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal to ratify our independent registered public accounting firm. That is, abstentions and broker non-votes will reduce the number of affirmative votes and therefore reduce the total percentage of votes the proposal might otherwise have received.

How do I vote in person?

If you plan to attend the Meeting and vote in person, you will be given a ballot form when you arrive. However, it is strongly recommended that you return the proxy card rather than vote in person as this will expedite the vote counting process at the Meeting. Please note that if your shares are held in the name of your broker, company, or other nominee, you must bring a Power of Attorney from your nominee in order to vote at the Meeting. If your shares are held in street name, you will not be able to vote at the Meeting without the Power of Attorney form.

May I vote telephonically or electronically over the internet?

Shareholders whose shares are registered in their own names may vote either by mail, by telephone, or over the internet. Special instructions to be followed by any registered shareholder interested in voting via the internet or telephone are set forth on the Notice and the reverse of your proxy card. The internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

May I change my vote after I return my proxy?

A form of proxy for use at the Meeting is enclosed. If it is executed and returned it may nevertheless be revoked at any time before it is exercised by: (i) filing with the Secretary of the Company, Susan Quigley, an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the Meeting; or (iii) if you have voted your shares by internet or telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last internet or telephone vote. Subject to such revocation, shares represented by a properly executed proxy received in time for the Meeting will be voted by the proxy holders thereof in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in favor of the election of all ten (10) nominees to the Board of Directors and “FOR” Proposal 2. If any other business is properly presented at the Meeting, the proxy will be voted in accordance with the recommendations of the Company’s Board of Directors.

How may I obtain a separate set of proxy materials or Annual Report to Shareholders?

If you share an address with another shareholder, you may receive only one Annual Report to Shareholders and one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate Annual Report to Shareholders or a separate set of proxy materials now or in the future, please request the additional copies by calling (888) 683-6030 (toll free); by writing to us at United Security Bancshares, 2126 Inyo Street, Fresno, California 93721, Attn: Mr. David Kinross, or by email at dkinross@unitedsecuritybank.com. We undertake to provide any additional copies requested promptly.

What should I do if I receive more than one set of proxy materials?

Similarly, if you share an address with another shareholder and have received multiple copies of proxy materials, you may contact us in the same manner or write us at the address set forth above in the previous question to request delivery of a single copy of these materials.

Why may I receive multiple voting instruction forms and/or proxy cards?

If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.

Who is making the solicitation?

This solicitation of proxies is being made by the Board of Directors of the Company. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies for the Meeting will be borne by the Company. The Company does not anticipate this to be a material amount. It is contemplated that proxies will be solicited principally by mail, but officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation for such activities. Although there is no formal agreement to do so, the Company may reimburse companies, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose stock in the Company is held of record by such entities.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2024

The Proxy Statement and the Annual Report on Form 10-K are available on the Internet
http://investors.unitedsecuritybank.com/financialdocs

VOTING SECURITIES

There were issued and outstanding 17,315,195 shares of the Company’s Common Stock on March 27, 2024, which has been fixed as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the Meeting. Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record on the books of the Company as of the record date for the Meeting on any matter submitted to the vote of the shareholders; except, that in connection with the election of directors, the shares may be voted cumulatively if a shareholder present at the Meeting has given notice at the Meeting, prior to the voting, of his or her intention to vote cumulatively. If any shareholder has given such notice, then all shareholders entitled to vote for the election of directors may cumulate their votes. Cumulative voting means that a shareholder has the right to vote the number of shares he or she owns as of the record date, multiplied by the number of directors to be elected. This total number of votes may be cast for one nominee or it may be distributed on the same principle among as many nominees as the shareholder sees fit. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Company’s Board of Directors.

A majority of the outstanding shares of Common Stock, represented in person or by proxy, is required for a quorum. Nominees receiving the most votes, up to the number of directors to be elected, are elected as directors for the ensuing year. The affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and voting at the Meeting is required to approve Proposal 2 (ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2024).

If you hold Common Stock in “street name” and you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may, in its discretion, vote such Common Stock “FOR” ratification of the selection of Moss Adams LLP as the independent registered public accounting firm and auditors of the Company for 2024, but CANNOT vote “FOR” the election of directors. IT IS EXTREMELY IMPORTANT THAT YOU VOTE BY RETURNING YOUR PROXY CARD BY MAIL, OR VOTE BY USING THE INTERNET OR TELEPHONE.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of the Company’s Common Stock, except as set forth in the table below. The following table sets forth, as of March 1, 2024, the number and percentage of shares of the Company’s outstanding Common Stock beneficially owned, directly or indirectly, by each the Company’s directors and nominees, Named Executive Officers (as defined below), principal shareholders, and by the directors and executive officers of the Company as a group. As used herein, the term “Executive Officers” refers to the Company’s President and Chief Executive Officer, the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President and Chief Credit Officer, Senior Vice President and Chief Lending Officer, and the Senior Vice President and Chief Risk Officer. See “Compensation of Executive Officers and Directors of the Company - Executive Officers” herein. The shares “beneficially owned” are determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 1, 2024. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. Management is not aware of any change in control of the Company since January 1, 2024 and is not aware of any arrangements that may, at a subsequent date, result in a change of control of the Company.

Except as indicated, the address for each of the persons listed below is c/o United Security Bancshares, 2126 Inyo Street, Fresno, California 93721.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Directors and Executive Officers:
Stanley J. Cavalla	666,686	(2)	3.9%
Director and Nominee
Tom Ellithorpe	168,265	(3)	1.0%
Director and Nominee
Dave Eytcheson	128,179	(4)	0.7%
Senior Vice President and Chief Operating Officer
Jagroop “Jay” Gill	1,049,832	(5)	6.1%
Director and Nominee
Heather Hammack	7,880	(6)	*
Director and Nominee
David A. Kinross	104,545	(7)	0.6%
Senior Vice President and Chief Financial Officer
Nabeel Mahmood	11,891	(8)	0.1%
Director and Nominee
Kenneth D. Newby, CPA	36,397	(9)	0.2%
Director and Nominee
Robert Oberg	23,364	(10)	0.1%
Senior Vice President and Chief Risk Officer
Susan Quigley	10,716	(11)	0.1%
Director and Nominee
Porsche Saunders	55,730	(12)	0.3%
Senior Vice President and Chief Lending Officer
Brian C. Tkacz	9,244	(13)	0.1%
Director and Nominee
Dora Westerlund	10,904	(14)	0.1%
Director and Nominee
Dennis R. Woods	1,142,166	(15)	6.6%
Chairman, Nominee, President and Chief Executive Officer
William Yarbenet	55,750	(16)	0.3%
Senior Vice President and Chief Credit Officer
All Directors and Executive Officers as a Group
(15 in total)	3,481,549	(17)	20.1%

5% Stockholders:
Bridgewealth Advisory Group, LLC	1,194,039	(18)	6.9%
  * Represents beneficial ownership of less than one tenth of one percent.
(1)Includes shares subject to stock options that are exercisable within 60 days of March 1, 2024. These are treated as issued and outstanding for the purpose of computing the percentage of each director, Named Executive Officer and for All Directors and Executive Officers as a Group, but not for the purpose of computing the percentage of class owned by any other person.
(2)Mr. Cavalla has shared voting and investment powers as to 488,274 of these shares held in his wife’s IRA or in a trust with Mr. Cavalla as a co-trustee. Mr. Cavalla disclaims ownership of 270 shares which are held in his wife’s IRA.
(3)Mr. Ellithorpe has sole voting and investment powers in all shares owned.
(4)Mr. Eytcheson has shared voting and investment powers in all shares owned.
(5)Mr. Gill has sole voting and investment powers as to 2,734 shares and shared voting and investment powers as to 1,047,098 held jointly with his wife.
(6)Ms. Hammack has sole voting and investment power in all shares owned.
(7)Mr. Kinross has shared voting and investment powers in all shares held jointly with his wife.

(8)Mr. Mahmood has 15,000 shares subject to stock options that are exercisable within 60 days of March 1, 2024.
(9)Mr. Newby has shared voting and investment powers as to 152 shares held jointly with his wife.
(10)Mr. Oberg has sole voting and investment powers in all shares owned.
(11)Ms. Quigley has shared voting and investment powers as to 10,716 shares held in a trust with Ms. Quigley as a co-trustee. Ms. Quigley has 15,000 shares subject to stock options that are exercisable within 60 days of March 1, 2024.
(12)Ms. Saunders has sole voting and investment powers in all shares owned.
(13)Mr. Tkacz has 15,000 shares subject to stock options that are exercisable within 60 days of March 1, 2024.
(14)Ms. Westerlund has shared voting and investment powers in all shares owned.
(15)Mr. Woods has shared voting and investment powers as to 883,021 of these shares held in a trust with Mr. Woods as a co-trustee or in his wife’s IRA. Mr. Woods disclaims ownership of 43,258 shares which are held in his wife’s IRA.
(16)Mr. Yarbenet has sole voting and investment powers in all shares owned.
(17)Includes 45,000 shares that are subject to stock options which are exercisable and subject to vesting within 60 days of March 1, 2024.
(18)Based solely on a Schedule 13F-HR was filed with the SEC on February 24, 2023 by Bridgewealth Advisory Group, LLC, 986 West Alluvial Ave., Suite 101, Fresno, CA 93711. This Schedule 13G/A reports that Bridgewealth Advisory Group, LLC has sole voting power with respect to 1,154,554 shares and sole dispositive power with respect to 1,154,554 shares beneficially owned as of December 31, 2023.

CORPORATE GOVERNANCE PRINCIPLES AND CODE OF ETHICS

Corporate Governance Guidelines

The Company is committed to having sound corporate governance principles that are important to the way the Company manages its business and to maintaining the Company’s integrity in the marketplace. The Company’s Corporate Governance Principles are available at www.unitedsecuritybank.com within the Investor Relations section.

Board of Directors and Committees of the Company

The Board of Directors of the Company oversees its business and monitors the performance of management. In accordance with Corporate Governance Principles, our Board of Directors does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives, and our principal outside advisers (legal counsel, outside auditors, and other consultants), by reading reports and other materials provided by the Company, and by participating in board and committee meetings.

During 2023, the Board of Directors held 11 meetings. During 2023, no director attended less than 75% of all Board of Directors meetings and the meetings of any committee of the Board of Directors on which he or she served.

In 2023, the Board of Directors had the following committees: ALCO, Audit Committee, Compensation Committee, Corporate Governance/Nominating Committee, IT Committee, Loan Committee, Merger and Acquisition Committee, and 401K Committee.

Attendance at Annual Meetings

While the Company does not have a policy regarding director attendance at each Annual Meeting of Shareholders, a majority of the Company’s directors attended the 2023 Annual Meeting of Shareholders.

Shareholder Communications with the Board

Shareholders who wish to communicate with the Board of Directors as a whole, or with an individual director, may do so by emailing the Board of Directors at roberg@unitedsecuritybank.com.

Selection and Evaluation of Director Nominees

The Corporate Governance/Nominating Committee is responsible for identifying and presenting nominees for membership on the Board, as needed, by the following process:

•The Corporate Governance/Nominating Committee identifies nominees by first evaluating the qualifications and willingness to continue in service of current members of the Board of Directors.
•The Corporate Governance/Nominating Committee identifies if the Board of Directors needs to add new members with specific skills or to fill a vacancy on the Board.

•The Corporate Governance/Nominating Committee initiates a search, working with staff support and seeking input from the members of the Board and executive management for nominee(s) including existing members that are willing to continue to serve as directors. The Corporate Governance/Nominating Committee also considers any nominee(s) recommended by shareholders.
•The Corporate Governance/Nominating Committee identifies a potential slate of nominee(s), after taking into account the criteria discussed in the next section below.
•The Corporate Governance/Nominating Committee determines if any Board members have contacts with the potential nominee(s).
•The Corporate Governance/Nominating Committee interviews prospective nominee(s) other than existing board members.
•The Corporate Governance/Nominating Committee keeps the Board informed of the selection progress.
•The Corporate Governance/Nominating Committee meets to consider and approve its slate of recommended nominee(s) also using the criteria discussed in the next section below. The Corporate Governance/Nominating Committee, in evaluating existing directors as nominees and non-directors as nominees, balances the value of continuity of service by existing members of the Board with that of obtaining a new perspective.
•The Corporate Governance/Nominating Committee presents its slate of recommended nominees to the Board and seeks the Board’s endorsement of such nominee(s).
•There is no third party that is currently paid to assist in identifying or evaluating potential director nominees, although the Corporate Governance/Nominating Committee has sole authority to retain or terminate the services of a third-party search firm to identify director nominees. The Corporate Governance/Nominating Committee’s process for identifying and evaluating nominees for directors will not materially differ based on whether or not the nominee is recommended by a shareholder.

Board Diversity

While the Board of Directors does not have a formal diversity policy, it broadly defines diversity to encompass a range of skills and expertise sufficient to provide prudent guidance to the Company. In addition to the qualifications and characteristics described below, it considers whether the potential Director assists in achieving a mix of Board members that represents a diversity of background, perspective, and experience. Our Board of Directors also has a broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership, and expertise in agriculture, finance, accounting, technology, and capital markets. The table below provides certain highlights of the composition of the Board of Directors and nominees. Each of the categories listed in the below table has meaning as it is used in Nasdaq rule 5605(f):

Board Diversity (As of December 31, 2023)
Total Number of Directors or Nominees	10
Part I: Gender Identity	Female	Male	Non-Binary	Did not Disclose Gender
Directors	3	6	—	1
Part II: Demographic Background
African American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—	—	—	—
Did not Disclose	—	—	—	1

Director Independence
It is the policy of the Board of Directors that a significant majority of its members be independent from management, and the Board has adopted director independence standards that meet the listing standards and applicable rules of The “NASDAQ Stock Market, LLC” (NASDAQ). These independence standards are included in our Corporate Governance Principles which can be found on the Company’s website at www.unitedsecuritybank.com within the Investor Relations section.

In accordance with our Corporate Governance Principles, the Board undertook its annual review of director independence. During this review, the Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and the Company and the Bank. Following the review, the Board affirmatively determined, by applying the director independence standards contained in the Corporate Governance Principles, that each of our directors nominated for election at this Meeting (Stanley J. Cavalla, Tom Ellithorpe, Jay Gill, Heather Hammack, Kenneth D. Newby, Susan Quigley, Brian Tkacz, and Dora Westerlund) is independent of the Company and its management in that none has a direct or indirect material relationship with the Company, with the exception of Dennis R. Woods, who is considered an inside director because of his employment as President and CEO of the Company, and Nabeel Mahmood, who was temporarily employed as an interim Chief Information Officer of the Bank during 2022. In addition, all members of the Audit Committee, the Compensation Committee and the Corporate Governance / Nominating Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the listing standards and applicable rules of NASDAQ, and the director independence standards set forth in the Company’s Corporate Governance Principles.

Nomination of Directors

The Board of Directors maintains a Corporate Governance/Nominating Committee, which is responsible for assisting the Board of Directors in director selection, as well as review and consideration of developments in corporate governance practices. This committee consists solely of independent directors. This committee will also review director nominees submitted by shareholders. The Corporate Governance/Nominating Committee is responsible for annually reviewing and evaluating, in conjunction with the Board of Directors, the appropriate skills and characteristics required for Board of Directors members in the context of the current composition of the Board of Directors and goals for nominees to the Board of Directors, including nominees who are current directors.

The Board of Director’s policies with respect to director nominees have been to consider, among other factors: (a) the business experience of the nominee; (b) his or her reputation and influence in the community and standards of moral and ethical responsibility; (c) availability and willingness to devote time to fully participate in the work of the Board of Directors and its committees; and (d) commitment to the Company as evidenced by personal investment. Directors are expected to have demonstrated notable achievement in business, education, or public service; possess the education and experience to make a significant contribution to the Board of Directors; bring a range of skills, diverse perspective, and background to the Board of Directors; and serve as active resources for referrals and business development.

The Board of Directors will consider properly submitted nominees to the Board of Directors proposed by shareholders, although the Board has no formal policy with regard to shareholder nominees as it considers all nominees on their merits, as discussed above. Any shareholder nominations proposed for consideration by the Board should include the nominee’s name and qualifications for Board membership and should be addressed to:

Dennis R. Woods, Chairman of the Board United Security Bancshares 2126 Inyo Street Fresno, California 93721

In addition, the Bylaws of the Company permit shareholders to nominate directors for consideration at an Annual Meeting of Shareholders. For a description of the process for nominating directors in accordance with the Bylaws, please see the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

Board Leadership Structure

Our Board of Directors is led by Dennis Woods, our Chairman of the Board, President and Chief Executive Officer. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and executive officers to meet those needs. The Board believes that the most effective leadership structure entails Mr. Wood’s continued service as both Chairman of the Board and Chief Executive Officer. Mr. Woods was the founding Chairman of the Bank and has been the Company’s Chairman of the Board and Chief Executive Officer since 2001. The Board of Directors believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for our Board. He was one of the key individuals behind our formation and his leadership was instrumental in the drafting and implementing of our strategic plan as well as our mission and vision statements. Mr. Woods’ leadership, as both the Chairman of the Board and as the Chief Executive Officer, continues to ensure that we remain dedicated to and focused on our mission.

Like many companies, our Board of Directors has an Executive Committee and other committees through which our Board of Directors accomplishes most of its corporate governance role, including new director and succession planning. Some of the committees are chartered to undertake significant activities and are made up entirely of independent directors.

In addition, our independent directors participated in 11 executive sessions during the year, in which our Chairman of the Board and Chief Executive Officer does not participate. Any independent director may request additional executive sessions at any meeting. Our executive sessions are led by our Lead Director, Ken Newby, who is an independent director recommended by our Corporate Governance/Nominating Committee and appointed by our Board. The Lead Director is responsible for setting the agenda for executive sessions and leading them.

Board Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including interest rate risk and credit, market, and operational risks, such as the impact of competition. Management is responsible for the day-to-day management of the risks the Company faces, while the Chief Risk Officer and the Board, as a whole and through its committees, have responsibility for the oversight of risk management. In its risk-oversight role, the Board of Directors is responsible for ensuring that the Bank’s risk management policies and procedures are adequate and functioning as designed.

The Audit Committee engages in regular discussions with the Chief Risk Officer, the Company’s executive officers, and other Company officers as the Audit Committee may deem appropriate related to risk management. The committees consider risks within their areas of responsibility; for instance, the Compensation Committee considers risks that may result from changes in compensation programs.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee met once during 2023. During 2023, the committee members were Mr. Ellithorpe, Mr. Mackovak (until his retirement from the Board in June 2023), and Mr. Tkacz. The Corporate Governance/Nominating Committee currently consists of Mr. Ellithorpe, Ms. Hammack, Mr. Tkacz, and Ms. Westerlund, who are all considered independent as defined by the applicable NASDAQ and SEC rules. The charter of the Corporate Governance/Nominating Committee can be found on the Company’s website at www.unitedsecuritybank.com by clicking “About Us” and then “Governance.”

Compensation Committee

The Compensation Committee held two formal meeting in 2023. The Compensation Committee consists of two (2) directors, all of whom are independent as defined by the applicable NASDAQ and SEC rules. During 2023, the members of the Compensation Committee were Ms. Hammack and Mr. Tkacz. The Compensation Committee reviews human resource policies, establishes the compensation for the Chief Executive Officer and other executive officers, reviews salary recommendations, grants stock based compensation, and approves other personnel matters, which are in excess of management’s authority.

None of the Company’s executive officers served on the Compensation Committee and none of the members of the Compensation Committee serves or has served as an officer or employee of the Company. The charter of the Compensation Committee can be found on the Company’s website at www.unitedsecuritybank.com by clicking “About Us” and then “Governance.”

Audit Committee

During 2023, the Audit Committee met twelve (12) times. During 2023, the Audit Committee consisted of Ms. Quigley (Chairperson), Mr. Newby, and Mr. Ellithorpe, all of whom were independent as defined by the applicable NASDAQ and SEC rules. Ms. Quigley and Mr. Newby are deemed by the Company to be audit committee financial experts pursuant to the applicable rules and regulations of the SEC. Ms. Quigley and Mr. Newby have an understanding of generally accepted accounting principles (GAAP) and have the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that are reasonably expected to be raised by the Company’s financial statements. For more information on Ms. Quigley and Mr. Newby’s qualifications and business expertise, please see their profiles under “PROPOSAL 1: ELECTION OF DIRECTORS,” herein.

The Audit Committee oversees the Company’s corporate accounting and reporting practices and the quality and integrity of the Company’s financial statements and reports; selects, hires, oversees and terminates the Company’s independent auditors; monitors the Company’s independent auditors’ qualifications, independence and performance; monitors the Company and its affiliates’ compliance with legal and regulatory requirements; and oversees all internal auditing functions and controls. The Audit Committee also oversees the risk management functions of the Bank.

The Board of Directors has adopted a written charter for the Audit Committee which is available on the Company’s website at www.unitedsecuritybank.com by clicking “About Us” and then “Governance.”

Audit Committee Report

The Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act (the “Acts”), and shall not otherwise be deemed filed under the Acts.

In the performance of its oversight function, the Audit Committee considered and discussed the consolidated, audited-financial statements with management and Moss Adams LLP with, and without, management present. The Audit Committee also discussed with Moss Adams LLP matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) “Auditing Standards No. 16, Communication with Audit Committees,” as currently in effect. The Audit Committee discussed with management and Moss Adams LLP the quality and adequacy of the internal controls of the Company. The Audit Committee received written disclosures and a letter from Moss Adams LLP, required by Independence Standards Board Standard No. 1, and has discussed with them their independent status. Moss Adams LLP did not perform any prohibited services for the Company.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited, consolidated-financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

The Audit Committee has also confirmed that there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently. Respectfully submitted by the members of the Audit Committee:

Dated: March 26, 2024            Audit Committee of the Board of Directors of United Security Bancshares
Susan Quigley, Chairperson
Kenneth Newby,
Tom Ellithorpe

Director Compensation

Director compensation is evaluated and recommended by the Compensation Committee and approved by the Board of Directors. Non-employee directors receive cash and equity compensation for committee attendance and premiums for serving as chairpersons of certain committees. They may also receive equity grants in the form of stock options and awards.

Director compensation is paid in a 50/50 split of cash and stock awards. The monthly Board meeting fee is $1,610 per director. In addition to the $1,610 monthly Board meeting fee, the Chairperson received an additional $345 per meeting and the Lead Director received an additional $230 per meeting. Also, directors, other than Mr. Woods, were paid $230 for Executive Committee meetings, $288 for Governance, ALCO, and 401(k) Committee meetings, and $403 for Audit, Compensation, IT, and Loan Committee meetings. The Chairpersons of the Audit, Compensation, Governance, and IT committees received $575 per meeting and the Chairpersons of the 401(k) and Governance committees received $403 per meeting. The Lead Director, who facilitates the Executive Session, received $345 per meeting. Director fees are calculated and paid based on an estimated number of Board and Committee meetings per year.

Historically, the non-employee Company directors have received equity compensation in the form of nonqualified stock options, restricted stock units, and stock awards. The Committee selected this form of equity compensation because it aligned the interests of the Board of Directors to those of the shareholders and also because of accounting and tax treatments of such awards.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s non-employee directors. Mr. Woods does not receive committee fees and his director meeting fees are disclosed in the “All Other Compensation” column in the Summary Compensation Table for the Named Executive Officers. No stock awards to non-employee directors were outstanding at December 31, 2023.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE 2023

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley Cavalla	$12,032	$27,040	$—	$—	$—	$—	$39,072
Tom Ellithorpe	25,476	40,484	—	—	—	—	65,960
Jagroop “Jay” Gill	2,760	17,797	—	—	—	—	20,557
Heather Hammack	13,296	31,218	—	—	—	—	44,514
Nabeel Mahmood	21,112	36,117	—	—	—	—	57,229
Kenneth D. Newby	16,537	31,549	—	—	—	—	48,086
Susan Quigley	15,869	30,889	—	—	—	—	46,758
Brian C. Tkacz	14,380	29,381	—	—	—	—	43,761
Dora Westerlund	23,133	32,777	—	—	—	—	55,910
(1) Board members received 50% of their 2023 monthly director fees in the form of stock awards on March 1, 2023, June 1, 2023, September 1, 2023 and December 1, 2023.
(2) Fair market value upon vesting dates of March 1, 2023, June 1, 2023, September 1, 2023, and December 1, 2023.
(3) Includes stock award to board members of 2,000 shares each, with a fair value of $15,040, at February 28, 2024.

Director Emeritus Plans

In 1995, the Bank established the Directors Emeritus Plan I, which was amended in May 2000. Those directors who (i) retired as directors of the Bank prior to 2015 or (ii) retired as directors of Golden Oak Bank and Legacy Bank and who signed a shareholder’s agreement were eligible to participate in the Directors Emeritus Plan I. Directors Emerita under Directors Emeritus Plan I receive a monthly fee of $400, and receive preferential deposit and customer service with free checking as long as they serve as a Director Emeritus. Director Emeritus benefits terminate upon (i) the sale of a majority of the Director Emeritus’ shares of the Company’s common stock originally held, or (ii) the finding by the Company’s board of directors that the Director Emeritus is engaging in activities or making statements which are detrimental to the Company or the Company’s public image. At December 31, 2023, there were twelve (12) participants in the Directors Emeritus Plan. A total of $57,600 was paid under the Directors Emeritus Plan I in 2023.

In 2015, the Bank established the Directors Emeritus Plan II. The new plan resets monthly fees every five years for directors retiring during that five-year period. Directors retiring during 2015-2019 receive $600 per month for life and will receive preferential deposit and customer service with free checking as long as they serve as a Director Emeritus. Directors retiring between 2020-2024 will receive $700 per month. To qualify, the retiring director must have served as a director for at least five years prior to retirement; and to continue receiving benefits the Director Emeritus must continue to own at least 25,000 shares of the Company’s common stock and not engage in activities or speech detrimental to the Company or the Bank. At December 31, 2023, there were five (5) participants in the Directors Emeritus Plan II. A total of $38,400 was paid under the Directors Emeritus Plan II in 2023.

Both Director Emeritus Plans terminate if the Company is merged, acquired, or dissolved.

PROPOSAL 1:

ELECTION OF DIRECTORS
Nominees

The Company’s Bylaws provide that the number of directors of the Company shall not be less than eight (8) nor more than fifteen (15) until changed by an amendment of the Articles of Incorporation or the Bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, with the exact number of directors to be fixed from time to time, within the range: (i) by a resolution duly adopted by the Board of Directors; or (ii) by the approval of the shareholders. The authorized number of directors was last fixed at ten (10).

The persons named below, all of whom are currently members of the Board of Directors, have been nominated for election as directors to serve until the 2025 Annual Meeting of Shareholders and until their successors are elected and have qualified. Each nominee has consented to being named in the Proxy Statement and has agreed to serve as a member of the Board of Directors, if elected. Votes will be cast in such a manner as to effect the election of all ten (10) nominees, as appropriate (or as many thereof as possible under the rules of cumulative voting). The ten (10) nominees for directors receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named below will be unable to serve if elected.

The Board of Directors has determined that all of the current directors on the Board of Directors, except for two (2), are “independent,” as that term is defined in the listing standards and applicable rules of NASDAQ. These eight (8) independent directors comprise a majority of the Board of Directors.

The following table sets forth, as of March 1, 2024, the names of, and certain information concerning, the persons nominated by the Board of Directors for election as directors of the Company.

Name and Title Other than Director	Age	Year First Appointed	Principal Occupation During the Past Five Years
Stanley J. Cavalla	73	2001	President of Suburban Steel, Inc.; President of Tri State Stairway Corp.
Tom Ellithorpe	81	2001	Owner, Insurance Buying Service.
Jagroop “Jay” Gill	60	2023	Owner, Auto Dealership
Heather Hammack	47	2021	President, Famous Software.
Nabeel Mahmood	46	2017	Managing Director- CXO & Consultant, Mahmood, LLC (2014- Present); CIO, Instor (2020-present); SCB Global (2021-present); Managing Director, Nomad Futurist (2021- Present); President and CEO, Querai (2019-2020); Director, International Data Centers Authority (2018-2021); CEO, DRT, Inc. (2018-2019)
Kenneth D. Newby	78	2014	Owner, Kenneth D. Newby, CPA.
Susan Quigley, Secretary	78	2017	Retired. Former Audit Managing Director at Deloitte & Touche, LLP, an international public accounting firm.
Brian C. Tkacz	47	2017	Senior Director, Global IT Managed Services, Markel Corporation (2019-present); Director, Information Technology, Markel Corp. (2015-2019)
Dora Westerlund	52	2021	Founder and CEO, Fresno Area Hispanic Foundation.
Dennis R. Woods, Chairman, President, and Chief Executive Officer	76	2001	Chairman of the Board, President, and Chief Executive Officer of United Security Bancshares and United Security Bank.

Dennis R. Woods
Chairman of the Board
Director since 2001

Mr. Woods is the founding chairman of the Bank, and assumed the additional duties of President and CEO in 1993. Prior to the inception of the Bank, Mr. Woods was the President, CEO, and a 50% shareowner of a wholesale and retail food distribution company, Hestbeck’s Incorporated, for over 20 years. Mr. Woods has also been active in real estate investment, including ownership of commercial warehouses, apartments, and residential real estate for more than 30 years. Additionally, Mr. Woods has been involved with the development and cultivation of pistachio and almond farms from 1980 to present. Mr. Woods has continuously served on the boards of directors of a number of for-profit and non-profit organizations such as Hestbeck’s

Incorporated; Pacific Coast Bankers Bank; California State University Fresno Bulldog Foundation; State Center Community College; United Way of Fresno County; Northern California Loan Fund Advisory, and Denwoods Farm Company. Mr. Wood’s background in various businesses qualifies him for service as a director.

Stanley J. Cavalla
Director since 2001

Mr. Cavalla has lived in Fresno County for over 70 years. He is President of Suburban Steel, Inc. and Vice President of Tri State Stairway Corp. He is active in Fresno County as a businessman and farmer. He has over 50 years of experience in steel construction and farming. Mr. Cavalla’s relevant experience as an executive in managing and operating manufacturing and farming businesses within the Company’s market area, qualifies him for service as a director.

Tom Ellithorpe
Director since 2001

Mr. Ellithorpe has lived in Fresno, California for over 50 years. He is the owner of Insurance Buying Service. He is active in the Fresno community as an insurance broker and has been involved in the California insurance industry since 1972. He has also been involved in a number of business ventures in the Company’s market area including agricultural ventures. Mr. Ellithorpe’s relevant experience as an executive in the insurance industry and his understanding of risk management qualifies him for service as a director.

Jagroop “Jay” Gill
Director since 2023

Mr. Gill is the President and CEO of Gill Automotive Group, which owns and operates 11 automotive dealerships representing 13 different brands in California and Hawaii. In addition, he has agricultural interests in central California. Jay is a graduate of California State University, Fresno where he received a bachelor’s degree in engineering. Jay currently serves on the boards of directors of Mid-Valley Water, Cen-Cal SBA, Chrysler Minority Dealer Association, and Ford Minority Dealer Association. Mr. Gill’s relevant experience as a local business executive, local board member, and long-time community member qualifies him for service as a director.

Heather Hammack
Director since 2021

Ms. Hammack is the President of Famous Software, LLC, one of the largest software solutions providers for the fresh produce industry. She is a graduate of California Polytechnic University, San Luis Obispo, where she received a degree in Agribusiness, with a concentration in Finance. Heather currently serves as a Business Advisory Council Member for the Craig School of Business at California State University, Fresno, and as a Dean’s Advisory Council Member for the College of Agriculture, Food and Environmental Science at California Polytechnic University, San Luis Obispo. Ms. Hammack’s relevant experience as an executive in the software industry and her understanding of finance qualifies her for service as a director.

Nabeel Mahmood
Director since 2017

Mr. Mahmood brings over 25 years of experience leading large-scale global technology organizations for companies experiencing robust growth through M&A, global expansion, implementing new business models, and technology innovation. His expertise includes leading organizations through transformational changes, connecting IT to the needs of the business, technology innovation, Big Data, Cloud, ERP, IoT, AI, ML, NLP, RPA, Mobility, unified communication, security, and Data Centers. Mr. Mahmood’s relevant experience as a technologist, executive, and member of various boards qualifies him for service as a director.

Kenneth D. Newby
Lead Director
Director since 2014

Mr. Newby is a well-respected Certified Public Accountant with long-standing ties to the community. He has been self-employed as a financial consultant in Fresno, California, since June 2008. Previously, he worked as a partner with the public accounting firm of Deloitte & Touche, LLP. He has also served the local community through the Fresno Business Council and the Fresno State Foundation Board of Governors. Mr. Newby is a graduate of California State University, Fresno, where he received his Bachelor of Science in Business Administration and Accounting in 1972. Mr. Newby’s relevant experience as a certified public accountant and knowledge of auditing, accounting, and finance qualifies him for service as a director.

Susan Quigley
Director since 2017

Ms. Quigley is a long-term resident of the Fresno community. She served as an Audit Managing Director for Deloitte & Touche, LLP, until her retirement in 2010. While at Deloitte, she audited companies in many industries, including agribusiness, banking, and hospitals. She has made many presentations to boards of various companies. Ms. Quigley has been a member of the board of directors of various companies and not-profit organizations including National Raisin Company, San Joaquin Valley Town Hall, and Boys & Girls Club of Fresno County. She is also a Master Gardener. Ms. Quigley’s relevant experience in accounting, auditing, finance, and as a member of various boards qualifies her for service as a director.

Brian C. Tkacz
Director since 2017

Mr. Tkacz is a business and information technology (IT) executive with 20+ years of experience in large-scale IT strategy and delivery roles. He is a Managing Director for Markel, a holding company for insurance, reinsurance, and investment operations around the world. He earned his MBA from the University of Virginia’s Darden Graduate School of Business and a BS in Managerial Economics from Cornell University. Mr. Tkacz’s relevant experience as a business leader, general manager, and successful P&L owner in the financial services and insurance industries, combined with his understanding of analytical problem solving and defining and executing business and IT strategies, qualifies him for service as a Director.

Dora Westerlund
Director since 2021

Ms. Westerlund is the President and CEO of the Fresno Area Hispanic Foundation, which established the only bilingual business incubator in the western United States. She has been serving and collaborating with the Central Valley business community for the past 26 years. In addition to leading a micro-loan program for the past 11 years, she has also promoted business growth with a focus on rural America. An alumna of California State University, Fresno, she has strong ties to the Central Valley and currently serves on the Board of Governors of California State University, Fresno. Ms. Westerlund’s relevant experience as an executive and her understanding of the community qualifies her for service as a director.

All nominees will continue to serve if elected at the Meeting until the 2025 Annual Meeting of Shareholders and until their successors are elected and have qualified.

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such. There are no family relationships between any of the Company’s directors and executive officers. No director serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Recommendation:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” ALL TEN (10) NOMINEES TO SERVE UNTIL THE 2025 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS SHALL BE ELECTED AND QUALIFIED.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction
This Compensation Discussion and Analysis (CD&A) explains our executive compensation program for our named executive officers (NEOs) listed below. The CD&A also describes the process followed by the Compensation Committee of the Board of Directors (the “Committee”) for making pay decisions, as well as its rationale for specific decisions related to 2023.

The following table sets forth the name, age, and position as of March 1, 2024, of the Company’s NEOs. None of the executive officers was selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such.

NEO	Age	Position and Principal Occupation For the Past Five Years
Dennis R. Woods	76	President and Chief Executive Officer of United Security Bancshares and United Security Bank since 1993.
David A. Kinross	59	Senior Vice President and Chief Financial Officer of United Security Bank since 2022.
William Yarbenet	65	Senior Vice President and Chief Credit Officer of United Security Bank since 2013.

Executive Summary

2023 Financial Highlights

•Total net loans decreased to $920,042,000 at December 31, 2023 compared to $980,178,000 at December 31, 2022.
•Total deposits decreased to $1,004,477,000 at December 31, 2023 compared to $1,165,484,000 at December 31, 2022.
•Book value per share increased to $7.14 at December 31, 2023 from $6.59 at December 31, 2022.
•Net income increased to $19,796,000 for the year ended December 31, 2023 compared to $15,686,000 for the year ended December 31, 2022.
•The cost of funds was 0.64% for the year ended December 31, 2023 compared to 0.23% for the year ended December 31, 2022.
•The allowance for credit losses as a percentage of gross loans increased from 1.04% to 1.70% at December 31, 2023.

2023 Executive Compensation Highlights

Our executive compensation program is designed to align the interests of our NEOs with those of our shareholders. Based on our performance, and consistent with our desire to place greater emphasis on variable pay elements in our executive compensation program going forward, the Committee made the following executive compensation decisions for 2023:

•Base Salaries: The Committee approved base salary adjustments of 6.13% for Mr. Woods and Mr. Yarbenet effective January 2023. For details, please refer to “2023 Executive Compensation Program in Detail” discussion below.

•2023 Short-Term Incentives: Based on our 2023 financial performance, the NEOs earned incentives of 29.375% to 31.5% of base salary, or approximately 65% to 70% of their respective maximum incentive opportunity. For details, please refer to “2023 Executive Compensation Program in Detail” discussion below.

Summary of Executive Compensation Practices

Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders:

What we do	What we don’t do
Pay for performance and allocate individual awards based on actual results and how results were achieved.	No employment arrangements that provide for guaranteed salary increases, non-performance based bonuses, or equity compensation for executive officers.
Restricted stock unit and restricted stock awards that are aligned with the long-term creation of shareholder value.	No severance benefits to our executive officers exceeding three times base salary and bonus.
Engage independent, external compensation consultants.	No excise tax gross-ups upon a change in control.
Clawback features incorporated into our executive employment agreements.	No repricing, buyout or exchange of underwater stock options.
Use of multiple performance measures and caps on potential incentive payments.	No excessive executive perquisites.
Annual review of executive incentive compensation programs.	No single trigger acceleration of vesting in the event of a change-in-control.

What Guides Our Program

Compensation Philosophy

Our executive compensation program is designed to achieve the following objectives:

•Attract and retain the most qualified and experienced individuals available to further the Company’s success.
•Align the interests of executives and shareholders by linking a significant portion of executive compensation to the Company’s financial performance.
•Reward and motivate appropriate executive behavior that produces strong financial results, while managing risks and promoting safety and soundness.
•Provide compensation opportunities competitive with those offered by our peers and consistent with the Company’s level of performance.

Elements of the Executive Compensation Program

The three main elements of the Company’s executive compensation program are base salary, short-term incentives, and long-term incentives, each of which is described below:

Compensation Element	Fixed or Variable	Annual or Long Term	Cash or Equity	Purpose
Base Salary	Fixed	Annual	Cash	To attract and retain the best talent.
Annual Incentive Award	Variable	Annual	Cash/Equity	To motivate and maximize performance over a one-year period.
Restricted Stock Units and Restricted Stock Awards	Variable	Long- Term	Equity	To motivate and incent sustained performance over the long-term. Aligns interests of our NEOs with those of our shareholders. Also supports our leadership retention objectives.

The Decision-Making Process

The Role of the Compensation Committee. The Committee oversees the executive compensation program for our NEOs. The Committee works with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program annually. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our website, www.unitedsecuritybank.com.

The Committee makes recommendations to the Board regarding the structure of incentive-based compensation plans and equity based plans, both of which require Board approval. Operating within the plans approved by the Board, the Committee makes all final compensation and equity award decisions regarding our NEOs.

Role of the CEO. The CEO provides recommendations to the Committee on compensation for NEOs other than himself. The CEO does not provide recommendations concerning his own compensation, nor is he present during discussions of the Committee about his compensation.

Use of Independent Consultants and Advisors. The Committee engaged the services of Pearl Meyer & Partners (Pearl Meyer) as its outside independent compensation consultant during 2022. Pearl Meyer advises the Compensation Committee on a range of executive and director compensation matters including plan design, competitive market assessments, trends, and best practices. Pearl Meyer does not provide any other services to the Company.

The Role of Benchmarking and Market Data. The companies comprising the comparator peer group are reviewed and selected by the Committee to ensure relevance, with data and recommendations provided to the Committee by Pearl Meyer. The companies comprising the 2023 peer group were selected based on the following considerations:

•Size Characteristics: Assets, operating revenue, and market capitalization approximately two-thirds to twice the size of the Company;
•Geography: Headquartered in California, Nevada, or Washington;

•Operations: Commercial banks with reasonably similar loan mix and ratio of non-interest income to operating revenue as the Company.

The 2023 peer group approved by the Committee consisted of the following companies:

American Riviera Bancorp	Oak Valley Bancorp
California BanCorp	Plumas Bancorp
Central Valley Community Bancorp	Provident Financial Holdings, Inc.
FFB Bancorp	Riverview Bancorp, Inc.
Community West Bancshares	Sound Financial Bancorp, Inc.
First Financial Northwest, Inc.	Summit State Bank
First Northern Community Bancorp	Timberland Bancorp, Inc.

The Committee engaged Pearl Meyer in 2022 to review the compensation of the NEOs and provide the Committee with an analysis of competitive pay practices for senior executives at the peer-group companies listed above. The Committee established base salaries, variable cash incentive awards, and long-term, equity-based incentive awards on a case-by-case basis for each NEO taking into account, among other things, individual and company performance, length of service, market data, advancement potential, recruiting needs, internal equity, retention requirements, succession planning, and best compensation governance practices. While the Committee used the Pearl Meyer analysis to help inform its compensation decisions, it does not target individual compensation levels to specific market pay percentiles.

2023 Executive Compensation Program in Detail

Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Committee considers the CEO’s feedback as it relates to NEO performance, as well as each NEO’s position and level of responsibility within the Company. The Committee takes into account factors such as relevant market data, individual performance and contributions, and length of service. The Committee initially determined the appropriate annual base salary rate for each NEO as follows:

NEO	2022 Base Salary	2023 Base Salary	% Adjustment
Dennis R. Woods	$596,720	$633,298	6.13%
David A. Kinross (1)	$275,000	$275,000	—%
William Yarbenet	$251,253	$266,654	6.13%
(1) Mr. Kinross’s base salary for 2023 was established when he began employment with the Bank in November of 2022.

Short-term (Annual) Incentives
All of our NEOs are eligible to receive annual incentive awards, which are designed to focus executives on short-term financial and strategic goals that contribute to long-term value.

The NEOs are eligible to participate in the Annual Incentive Plan, which provides an opportunity to receive an annual incentive award that is contingent on achieving pre-defined annual corporate objectives, as well as individual goals.

Annual Incentive Plan. The 2023 Annual Incentive Plan provided our NEOs the opportunity to earn a performance-based annual cash incentive award. Actual bonus payouts depend on the achievement of pre-established performance objectives. Maximum annual incentive opportunities are expressed as a percentage of base salary, and were established by the Committee based on the NEO’s level of responsibility and his ability to impact overall results. The 2023 maximum award opportunities for the NEOs were as follows:

NEO	Maximum Opportunity as % of Base Salary
Dennis R. Woods	45%
David A. Kinross	45%
William Yarbenet	45%

Performance Metrics and Assigned Weights. At the beginning of each year, the Committee approves the corporate financial measures, goals and assigned weights for each NEO. For 2023 the Committee selected the following performance metrics:
•Core Net Income Before Tax (CNIBT): Core net income is defined as pretax income less gain or loss on sales, OREO expenses, provision for loan loss, bonus expense, and gain or loss on fair value of financial liability.
•Deposit Growth: Deposit growth is defined as growth in average deposit balances over the prior year.
•Non-performing Assets (NPA) Ratio: NPA is defined as total nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned as a percentage of total assets.
•Regulatory Results: This metric is based on regulatory examination results.
The following table shows the performance measures and assigned weights for 2023:

NEO	CNIBT	NPA Ratio	Regulatory Results	Deposit Growth
Dennis R. Woods	50%	15%	15%	20%
David A. Kinross	50%	20%	20%	10%
William Yarbenet	50%	25%	15%	10%

The following table shows the performance requirements assigned for each measure and 2023 results:

Performance Measure	Threshold	Maximum	Results
CNIBT Growth	—%	15%	12.7%
NPA Ratio	1.55%	1.00%	1.36%
Regulatory Results (1)	--	--	--
Deposit Growth	(6.0)%	5.0%	(12.7)%
(1)Regulatory results cannot be publicly disclosed, but the outcome resulted in an earned payout.

Annual incentive awards are calculated based on actual performance as compared to the goals set forth. Performance below the threshold requirement results in non-payment for the respective measure. The Committee has the discretion to reduce or increase the payouts to the extent it determines appropriate to reflect the business environment and market conditions that may affect the Company’s financial and stock price performance. No such discretion was exercised by the Committee for payouts earned in 2023.

2023 Annual Incentive Plan Results. Based on the corporate results and individual performance achievements described above, the Committee approved the following Annual Incentive Plan incentive award payouts:

NEO	Earned Payout as a % of Base Salary	Actual Payout ($)
Dennis R. Woods	31.5%	$199,489
David A. Kinross	29.4%	80,781
William Yarbenet	29.4%	78,330

Long-Term Incentives

Under the 2015 Equity Incentive Award Plan, the Company may grant stock options, restricted stock awards, and restricted stock units.

On December 1, 2023, Mr. Kinross was granted a 87,610 restricted stock award (RSA) with a fair market value of $708,765 and immediate vesting of 8,761 shares. The remaining RSAs vest over 9 years in the same amount on December 1 of each year with final vesting on December 1, 2032.

Pay versus Performance

During 2022, the Securities and Exchange Commission (SEC) adopted new rules requiring that the “pay versus performance” disclosure codified in the Dodd-Frank Act of 2010 be provided by companies filing proxy and information statements regarding executive compensation. The rules require a disclosure of what is “actually paid” to the PEO (principal executive officer) and

NEOs (named executive officers) as well as total shareholder return for the company and its peers, net income, and a company-selected measure. Compensation “actually paid” has a specific formula which adds in the fair value of equity awards and reverses the annual change in total pension value included in the summary compensation table but adds in the service cost for the pension.

The following table sets forth the pay versus performance information required by the new disclosure:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (4)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (4)	Total Shareholder Return (2)	Peer Group Total Shareholder Return (2)	Net Income	Growth of Core Net Income before Taxes (year over year) (3)
2023	$941,187	$1,017,283	$521,233	$382,065	$121.33	$109.38	$19,796,000	12.70%
2022	586,627	782,117	405,295	412,037	114.87	140.75	15,686,000	61.30%
(1) For 2023, the PEO (Principal Executive Officer) is Dennis Woods, President & CEO of the Company. The NEOs (Named Executive Officers) are William Yarbenet, the Company’s SVP & Chief Credit Officer, and David A. Kinross, the Company’s SVP & Chief Financial Officer. For 2022, the PEO (Principal Executive Officer) is Dennis Woods, President & CEO of the Company. The NEOs (Named Executive Officers) are William Yarbenet, the Company’s SVP & Chief Credit Officer, and Robert Oberg, the Company’s SVP & Chief Risk Officer.
(2) Total shareholder return represents the cumulative change in the value of a $100 investment based on the value of common stock as measured at December 31, 2021, through and including the fiscal year-end for each reported period and dividend reinvestment during the period. Peer group includes the peers listed previously in the CD&A.
(3) Core net income before taxes is a non-GAAP financial number calculated by combing consolidated pretax earnings with incentive payments, OREO expenses, provisions for loan loss, and gains/losses on equity securities, sale of assets, and fair value of junior subordinated debt.
(4) The following table sets forth a reconciliation of summary compensation to compensation actually paid to the PEO and NEOs:

	2023		2022
Adjustments	PEO ($)	Average of Other NEOs ($)	PEO ($)		Average of Other NEOs ($)
Total Compensation from Summary Compensation Table	$941,187	$521,233	$586,627		$405,295
Adjustments for defined benefit pension plan:
(Addition) subtraction: Aggregate change in actuarial present value of accumulated benefit plan during year	(23,436)	49,163	(206,593)		72,041
Addition (subtraction): Service cost of pension during year	—	—	(7,503)		82,383
Adjustment for stock awards:
Subtraction: Summary Compensation Table amounts	—	57,668	—		—
Subtraction: Fair value of equity awards granted during year that are outstanding and unvested at year end	—	60,699	—		—
Subtraction: Year-over-year change in fair value of awards granted in prior years for which vesting conditions were satisfied during the year	2,200	1,100	(1,800)	$(1,800)	(1,800)
Subtraction: Year-over-year change in fair value of awards granted in prior years that are outstanding and unvested at year end	—	2,032	(1,800)		(1,800)
Addition: Fair value at end-of-year of awards granted and vested during the year	50,460	25,230	—		—
Compensation actually paid (as calculated)	$1,017,283	$382,065	$782,117		$412,037

The following tables set forth the weighting of performance objectives for incentive payout calculations:

2023 Incentive Payments
Growth of Core Net Income before Taxes	Incentive Payout	Non-Performing Assets/Total Assets	Incentive Payout	Regulatory Issues	Incentive Payout	Deposit Growth	Incentive Payout
> 15%	45%	< 1.0%	45%	0	45%	> 5.0%	45%
10 - 15%	40%	1 - 1.10%	40%	0	40%	2.5 - 5.0%	40%
7.5 - 10%	35%	1.1 - 1.25%	35%	0	35%	0 - 2.5%	35%
5 - 7.5%	30%	1.25 - 1.35%	30%	0	30%	(1.5) - 0%	30%
2.5 - 5%	25%	1.35 - 1.45%	25%	1	25%	(3.0) - (1.5)%	25%
1 - 2.5%	15%	1.45 - 1.55%	15%	1	15%	(4.5) - (3.0)%	15%
0 - 1%	5%	1.55% - 1.65%	5%	2	5%	(6.0) - (4.5)%	5%
< 0%	—	> 1.65%	—	3+	—	< (6.0)%	—

2022 Incentive Payments
Growth of Core Net Income before Taxes	Incentive Payout	Non-Performing Assets/Total Assets	Incentive Payout	Regulatory Issues	Incentive Payout	Deposit Growth	Incentive Payout
20+%	9.00%	0.80%	0-6%	0	5-15%	10%	0-10%
15+%	7.00%	0.95%	0-4%	1-2	3-10%	8%	0-7%
10+%	5.00%	1.10%	0-2%	2+	1-5%	5%	0-4%

Supplemental Executive Retirement Plan

The Company has established and sponsors a supplemental executive retirement plan in order to appropriately incent key employees, including the NEOs, to remain with the Company and become long-term loyal leaders. For more information on the Company’s supplemental executive retirement plan and the benefits payable to the NEOs thereunder, please see “Narrative Disclosure Regarding Retirement Benefits and Change in Control Benefits - Supplemental Executive Retirement Plan” below.

Other Benefits and Perquisites

Group insurance premiums, including, medical, disability, dental, and vision are paid for by the Company for NEOs and their families. These benefits are common in the industry for similar positions. The Company pays these insurance benefits for all other employees, and employees may elect to pay for the cost of insurance for their families. The Company has also established a contributory 401(k) defined contribution plan that allows eligible employees to contribute a portion of their income to a trust on a tax-favored basis. The Company matches participant contributions up to 4% of their eligible annual compensation. For more information on the Company’s 401(k) plan, please see “Narrative Disclosure Regarding Retirement Benefits and Change in Control Benefits - 401(k) Plan,” below.

The Chief Executive Officer is provided with a Company-owned vehicle and given reimbursement for membership dues in a country club. The Chief Operating Officer and Chief Credit Officer are provided with Company-owned vehicles due to their job duties requiring extensive business travel. The Chief Financial Officer receives a monthly car allowance. See “All Other Compensation” in the Summary Compensation Table below. The Company provides these perquisites to certain of its NEOs because these perquisites are offered by many of its peers, and therefore, the Compensation Committee believes that providing these perquisites to these NEOs is necessary for their retention and for the recruitment of new executive officers.

Employment Agreements and Executive Change in Control Agreements

The Bank has employment agreements in place with Messrs. Woods, Yarbenet, and Kinross. For more information on the employment agreements and executive change in control agreements, please see “Narrative Disclosure Regarding Retirement Benefits and Change in Control Benefits” below.

Other Practices, Policies and Guidelines

Clawback Policy

During 2023, the SEC adopted a final rule requiring that all publicly-held companies establish a formal, board-approved “clawback” policy. The policy must detail procedures providing for the recovery of incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The rule requires that erroneous payments must be recovered even if there was no misconduct or failure of oversight on the part an individual executive officer. The Company adopted a formal clawback policy on November 28, 2023. The policy is included as an exhibit to our 2023 Annual Report on Form 10-K.

Our executive employment agreements contain a provision that, in the event of a material restatement of financial results, the Board of Directors, based on available remedies, may seek recovery or forfeiture from any executive officer of the portion of incentive compensation that was received by, or vested in, the executive officer prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results where the Board of Directors reasonably determines that the executive engaged in knowing or intentional fraudulent or illegal conduct that materially contributed to the need for the restatement.

Compensation Risk Assessment

It is our belief that a material portion of our executives’ total compensation should be variable compensation, tied to the Company’s financial performance. However, we strive to ensure that incentives do not result in actions that may conflict with the long-term interests of the Company, our shareholders, or our customers. The Committee reviews an evaluation of all of our plans covered under the “Sound Incentive Compensation Policies” for attributes that could cause excessive risk-taking or unethical sales practices. We concluded that our programs and practices do not encourage excessive risk-taking nor do they encourage unethical sales practices which would potentially cause harm to the Company or our customers.

Insider Trading Policies and Procedures

The Company has adopted an insider trading policy (the “Insider Trading Policy”) that applies to all (i) directors, (ii) executive officers and (iii) employees who are exposed to insider information (together, the “Covered Persons”). The Insider Trading Policy prohibits the use of material non-public information obtained by Covered Persons through their involvement with the Company when making decisions to purchase, sell, give away, or otherwise trade in the Company’s securities or to provide such information to others outside the organization. Further, we have established black-out periods to which all Covered Persons are subject, including quarterly black-out periods, which commence up to two weeks before the end of each quarter and continue until the quarterly earnings results are disclosed on Form 8-K. The Company may impose black-out periods from time to time as other types of material non-public information occur when material non-public events or disclosures are pending. If the Company imposes a special black-out period, the Company will notify Covered Persons accordingly.

Tax and Accounting Considerations
The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for our success.

Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Proxy Statement.

Dated: March 26, 2024            Compensation Committee of the Board of Directors of United Security Bancshares
Brian C. Tkacz, Chairman
Heather Hammack

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2023 and 2022 compensation information for services in all capacities to the Company’s executive officers who served as: (i) the Company’s principal executive officer and (ii) the two most highly compensated executive officers who were serving as executive officers at the end of 2023 and whose total compensation in 2023 exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)(6)	Total Compensation ($) (7)
Dennis R. Woods, President & CEO	2023	$668,206	$—	$—	$199,489	$(23,436)	$96,928	$941,187
	2022	605,369	—	—	110,875	(206,593)	76,976	586,627
David A. Kinross, SVP & CFO	2023	275,000	—	115,336	80,781	—	63,294	534,411
	2022	47,833	—	58,575	16,042	—	2,000	124,450
William Yarbenet, SVP & CCO	2023	259,037	—	—	78,330	98,324	72,363	508,054
	2022	258,379	—	—	55,600	49,966	52,352	416,297

(1) Includes compensation for accrued personal days not used (maximum 5 days) plus imputed income for life insurance provided by the Company in excess of $50,000 of coverage.
(2) Represents the grant date fair value determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC. On February 23, 2021, Messrs. Woods and Yarbenet were granted 6,000 RSUs that vested 33.3% on December 31, 2021, 33.3% on December 31, 2022, and 33.4% on December 31, 2023.
(3) Reflects the dollar amount recognized for financial statement report purposes for the fiscal years ended December 31, in accordance with FAS 123(R), of awards pursuant to the Company’s Stock Option Plan. Assumptions used in the calculation of these amounts are included in the Company’s audited consolidated financial statements for the fiscal years ended December 31 included in the Company’s Annual Report on Form 10-K.
(4) The amounts shown for reflect payments made under the terms of the Annual Incentive Plan for 2021 performance, and in each case paid in the first quarter of the given year.
(5) The amounts shown represent only the aggregate change in the actuarial present value of the accumulated benefit under each NEO’s supplemental executive retirement plan salary continuation agreement for the given years. The amounts are established by the Company determined using interest rate assumptions consistent with those used in the Company’s financial statements.
(6) See following table for details of All Other Compensation column amounts.
(7) Mr. Kinross began his employment with the Bank on November 1, 2022.

All Other Compensation

Name and Principal Position	Year	Auto ($)	Club Membership ($)	401(k) ($)	Health Insurance ($)	Director Fees ($)	SERP - Medicare Tax ($)	Total ($)
Dennis R. Woods, President & CEO	2023	$18,316	$3,600	$13,200	$38,332	$23,480	$—	$96,928
	2022	15,872	3,600	12,200	20,275	25,029	—	76,976
David A. Kinross, SVP & CFO (1)	2023	12,000	—	12,962	38,332	—	—	63,294
	2022	2,000	—	—	—	—	—	2,000
William Yarbenet, SVP & CCO	2023	20,842	—	13,200	38,321	—	—	72,363
	2022	19,877	—	12,200	20,275	—	—	52,352
(1) Mr. Kinross began his employment with the Bank on November 1, 2022.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding the holdings of all equity awards by the Company’s NEOs as of December 31, 2023.

	Option Awards					Stock Awards and Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dennis Woods	—	—	—	—	—	—	—	—	—
David A. Kinross (1)	—	—	—	—	—	19,435	163,448	—	—
William Yarbenet	—	—	—	—	—	—	—	—	—
(1) On January 22, 2023, Mr. Kinross’s was granted 7,500 RSUs that vest 33.3% on December 29, 2023, December 29, 2024, and December 29, 2025. On January 3, 2024, he received an RSA of 14,435 shares which will vest 20% per year over five years beginning December 1, 2024, and ending December 1, 2028.
(2) The value of shares underlying unvested RSUs and RSAs is based on the closing price of the Company’s common stock on December 31, 2023.

Option Exercises and Stock Vested

The following table presents information about the stock options that were exercised by, and the restricted stock that vested for, each of the NEOs during 2023.

	Option Awards		Stock Awards and Units
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1) (2) (3)
Dennis Woods	—	—	1,626	11,724
David A. Kinross (4)	—	—	11,261	91,901
William Yarbenet	—	—	2,000	16,820
(1) The aggregate dollar value realized represents the value of shares received upon vesting of a restricted stock unit or restricted stock award.
(2) Mr. Woods received 50% of his 2023 monthly director fees in the form of stock awards on March 1, 2023, June 1, 2023, September 1, 2022 and December 1, 2023, for a total of 1,626 shares of bank stock with a fair value of $11,724.
(3) Mr. Yarbenet’s shares vested on December 31, 2023.
(4) Mr. Kinross’s 2,500 restricted stock units vested on December 29, 2023. He vested immediately in 10%, or 8,761 shares, of a 87,610 restricted stock award granted on January 3, 2024.

Narrative Disclosure Regarding Retirement Benefits and Change in Control Benefits

401(k) Plan

The Company has established a contributory 401(k) defined contribution plan (the “401(k) Plan”) covering all eligible employees. The 401(k) Plan allows eligible employees to contribute a portion of their income to a trust on a tax-favored basis. All employees of the Company and/or the Bank are eligible to participate in the 401(k) Plan upon the first day of the month after completing three months of service. Participants are automatically vested 100% in all participant contributions which may be invested in any of several authorized investments. The Company also matches participant contributions up to 4% of their eligible annual compensation. During 2023, the Company reserved $282,000 to match all employee contributions to the 401(k) Plan, of which $39,000 was reserved to match contributions of the Company’s Named Executive Officers and is included as “All Other Compensation” in the Summary Compensation Table above.

Supplemental Executive Retirement Plan

As part of its incentives, the Company established and sponsored a supplemental executive retirement plan (SERP) pursuant to which the Company agreed to provide supplemental retirement income to key employees, including certain NEOs and their families, if certain agreed upon eligibility and vesting conditions were met. The primary condition to the vesting of benefits under the Company’s SERP was long-term service to the Company. Therefore, vesting was set pro-rata for each year over the term of the SERP. Prior service credit for any newly hired executive was not permitted, except at the discretion of the Compensation Committee, which oversees the management of the SERP. While the expected annual payment under the SERP was limited to not more than 50% of the annual base salary of the executive officer at the commencement of the SERP, the Compensation Committee may increase the annual payment amount of the SERP to 50% of the annual base salary averaged over the last five years of the executive officer’s employment with the Company. The Compensation Committee may also approve a split-dollar agreement related to the SERP of an executive officer, and determine the terms of such split-dollar agreement including the treatment of imputed income of such split-dollar agreement to the executive officer and any gross up of taxes associated with the imputed income. The Company will no longer enter into SERP agreements with employees.

Dennis R. Woods, the Company’s President and CEO, commenced participation in the Company’s SERP in June 1996, and by June 2007, all benefits under his SERP were fully vested and could be drawn upon by Mr. Woods upon his retirement. Under the terms of his SERP, Mr. Woods will be entitled to compensation for 15 years at $100,000 per year.

William Yarbenet, the Company’s Chief Credit Officer, commenced participation in the Company’s SERP in August 2015. Mr. Yarbenet will be fully vested in August 2025 and will be entitled to compensation of $60,500 per year for life.

The SERP also provided that benefits be paid to the executive officers’ beneficiaries in the event of their deaths. The Company’s obligation to pay begins in the month following death. The Company purchased single-premium life insurance policies for each SERP issued to protect the Company for this eventuality. The life insurance policies accrue tax-free income to the Company. The policies can remain in effect until the executive is deceased, even after all benefits under the SERP have been paid or can be liquidated at the option of the Company at the cash surrender value. The death benefit is designed to return to the Company the cost of the SERP expense. The cash value of the insurance is carried on its books as an asset.

In recent years, the Company has not offered such plans to new executive officers; therefore, Mr. Kinross is not a participant.

The following table provides certain information regarding the retirement benefits for the NEOs.

Pension Benefits
NEO	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Dennis R. Woods	SERP	27	1,043,595	—
William Yarbenet	SERP	9	623,661	—
(1) Present value of benefit earned in accordance with FAS 106. (See Note 13 to the Company’s financial statements included in the 2023 Annual Report).

Employment Agreements

On April 28, 2015, the Company entered into an employment agreement with Mr. Dennis R. Woods for his service as President and Chief Executive Officer with an annual base salary of $499,392. The term of the employment agreement originally terminated on December 31, 2017, but, subject to early termination, renews annually for successive three-year terms unless prior notice of non-renewal is given by either party on an annual basis. Accordingly, Mr. Woods’ employment agreement now terminates on December 31, 2024. The Board of Directors may from time to time review Mr. Woods’ base salary and, at its sole discretion, may increase the base salary. Mr. Woods may also receive discretionary bonuses, if any, as determined by the Board of Directors and is eligible to earn incentive bonuses pursuant to any programs developed and implemented. The employment agreement provides that, in the event of involuntary termination without cause or voluntary termination for “Good Cause” (as defined), Mr. Woods would continue to receive his then current base salary for 24 months after such event, plus continuation of his group medical insurance benefits or payment of COBRA continuation benefits for 24 months; provided, however, if Mr. Woods is terminated within one year following a change in control (as defined), he would be entitled to receive a lump sum payment equal to 36 months’ then current base salary plus continuation of group medical insurance benefits or payment of COBRA continuation benefits for 36 months. Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

On April 28, 2015, the Company entered into an employment agreement with Mr. William M. Yarbenet for his service as Senior Vice President and Chief Credit Officer with an annual base salary of $210,272. The term of the employment agreement originally terminated on December 31, 2017 but, subject to early termination, renews annually for successive two-year terms unless prior notice of non-renewal is given by either party on an annual basis. Accordingly, Mr. Yarbenet’s employment agreement now terminates on December 31, 2025. The Board of Directors may from time to time review Mr. Yarbenet’s base salary and, at its sole discretion, may increase the base salary. Mr. Yarbenet may also receive discretionary bonuses, if any, as determined by the Board of Directors and is eligible to earn incentive bonuses pursuant to any programs developed and implemented. The employment agreement provides that, in the event of involuntary termination without cause or voluntary termination for “Good Cause” (as defined), Mr. Yarbenet would continue to receive his then current base salary for 12 months after such event plus continuation of his group medical insurance benefits or payment of COBRA continuation benefits for 12 months; provided, however, if Mr. Yarbenet is terminated within one year following a change in control (as defined), he would be entitled to receive a lump sum payment equal to 24 months’ then current base salary plus continuation of group medical insurance benefits or payment of COBRA continuation benefits for 24 months. Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

On November 1, 2022, the Company entered into an employment agreement with Mr. David A. Kinross for his service as Senior Vice President and Chief Financial Officer with an annual base salary of $275,000. The term of the employment agreement originally terminates on December 31, 2024 but, subject to early termination, renews annually for successive two-year terms unless prior notice of non-renewal is given by either party on an annual basis. The Board of Directors may from time to time review Mr. Kinross’ base salary and, in its sole discretion, may increase the base salary. Mr. Kinross may also receive discretionary bonuses, if any, as determined by the Board of Directors and is eligible to earn incentive bonuses pursuant to any programs developed and implemented. The employment agreement provides that, in the event of involuntary termination without cause or voluntary termination for “Good Cause” (as defined), Mr. Kinross would continue to receive his then current base salary for 12 months after such event plus continuation of his group medical insurance benefits or payment of COBRA continuation benefits for 12 months; provided, however, if Mr. Kinross is terminated within one year following a change in control (as defined), he would be entitled to receive a lump sum payment equal to 24 months’ then current base salary plus continuation of group medical insurance benefits or payment of COBRA continuation benefits for 24 months. Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Certain Relationships and Related Transactions

During 2023, there were no existing or proposed, material transactions between the Company and its executive officers, directors, or principal shareholders (beneficial owners of 5% or more of the Company’s Common Stock), or the immediate family or associates of any of the foregoing persons, except as indicated below.

Some of the Company’s directors and executive officers, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of its business, and the Bank expects to have such ordinary banking transactions with such persons in the future. During the normal course of business, the Bank enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates, collateral and repayment terms, as those prevailing at the same time with unrelated parties, and do not involve more than the normal risk of collectability or represent other unfavorable features. See “Note 3 - Loans” in the audited consolidated financial statements in the Company’s Annual Report for detail on outstanding loans and commitments to related parties. The Company may also engage in banking (non-lending) transactions with corporations of which the Company’s directors or officers may own a controlling interest, or also serve as directors or officers. These transactions are made in the ordinary course of business, on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with persons not related to the Company, do not involve more than the normal risk of collectability or present other unfavorable features, and comply with the provisions of applicable federal and state law.
During 2022, the Company entered into a consulting services agreement with Mr. Mahmood whereby he was engaged as an Outsourced Chief Information Officer for a portion of the year. In connection with the engagement, the Company paid Mr. Mahmood fees for consulting services of $200,000 and reimbursed him for certain out-of-pocket travel related expenses. As a result of the consulting agreement with Mr. Mahmood, he will be considered a non-independent director for three years.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Moss Adams LLP, independent auditors, has been selected to serve as the Company’s independent registered public accounting firm for 2024. Shareholders are hereby asked to ratify the selection of Moss Adams LLP. It is anticipated that a representative of Moss Adams LLP will be present at the Meeting, will be able to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.
Although ratification is not required by our Bylaws or the SEC, the Board is submitting the selection of Moss Adams LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection of Moss Adams LLP, however, we reserve the right to retain Moss Adams LLP as our independent registered public accounting firm for 2024. Even if the selection is ratified, the Board of Directors, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

During the two most recent fiscal years there were no disagreements between the Company and its principal accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the principal accountant’s satisfaction, would have caused the principal accountant to make reference to the subject matter of the disagreement in connection with its reports. The audit reports on the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2023 were issued by Moss Adams LLP and did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Under applicable SEC rules, the Company’s Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that the independent registered public accountants may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accountants.

Consistent with SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accountants to the Company or any of its subsidiaries. The Audit Committee approved 100% of all professional services rendered by Moss Adams LLP during the 2023 and 2022 fiscal years, including pre-approval of all audit and tax services, and considered whether the provision of such services is compatible with Moss Adams LLP maintaining its independence. The Audit Committee determined that the provision of non-audit services to the Company by Moss Adams LLP was compatible with maintaining the independence of Moss Adams LLP.

Aggregate fees billed by Moss Adams LLP to the Company during 2023 and 2022, respectively, are as follows:

	2023	2022
Audit Fees (1)	$673,796	$354,933
Audit-Related Fees (2)	26,000	26,250
Tax Fees (3)	32,580	31,275
Total Fees	$732,376	$412,458
(1) Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings.
(2) Audit-related fees represent fees for professional services such as the audit of the Company’s employee benefit plan, consent related procedures, and technical accounting, consulting, and research.
(3) Tax fees relate to professional services rendered in connection with tax compliance and preparation relating to tax return and tax audits, as well as for tax consulting and planning services.

Ratification of the selection of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for 2024 requires the affirmative vote of: (i) a majority of the outstanding shares of the Company’s Common Stock represented in person or by proxy and voting at the Meeting; and (ii) a majority of the shares required for a quorum. Unless otherwise directed or specified, shares represented by proxy will be voted “FOR” Proposal 2.

Recommendation:

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF UNITED SECURITY BANCSHARES FOR 2024.

DELINQUENT SECTION 16(a) REPORT

Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. The Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 4 or 5 were required for those persons, the Company believes that during 2023 the Reporting Persons complied with all filing requirements applicable to them, except for Dennis Woods and Robert Oberg, who each filed one late Form 4.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2025 Annual Meeting of Shareholders, must be received by the Company at its principal executive offices by December 9, 2024, for inclusion in the Proxy Statement and form of proxy relating to that meeting and must comply with the applicable requirements of federal securities laws, including Rule 14a-8 under the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Proxies solicited by the Board of Directors for the 2025 Annual Meeting will confer discretionary authority to vote on any matter to come before the Annual Meeting with respect to which the Company does not receive notice of the matter by February 21, 2025.

OTHER MATTERS

Management does not presently know of any matters to be presented at the Meeting other than those set forth above. If other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy card to vote the proxy in accordance with the recommendations of the Board of Directors on such matters.

                                United Security Bancshares

Dated: April 3, 2024	Susan Quigley, Secretary

It is very important that every shareholder vote. Whether or not you plan to attend the Meeting, we urge you to submit a proxy as promptly as possible to vote your shares via internet, telephone, or mail.

In order to facilitate the providing of adequate accommodations, when voting please also let us know whether or not you expect to attend the Meeting.

United Security Bancshares

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote "FOR" all the nominees listed and "FOR" Proposal 2.

1. Election of directors:

01 Stanley J. Cavalla
02 Tom Ellithorpe
03 Jagroop Gill
04 Heather Hammack
05 Nabeel Mahmood
06 Kenneth D. Newby
07 Susan Quigley
08 Brian Tkacz
09 Dora Westerlund
10 Dennis R. Woods

☐ Vote FOR all nominees (except as marked)　☐ Vote WITHHELD from all nominees

Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please Sign and Date Below.

The Board of Directors recommends a vote "FOR" each of the directors named above in Item 1 and "FOR" Item 2. The proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the proxy will be voted in accordance with such instruction. **If no instruction is specified with respect to the matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of management. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.**

Date ______________________________

Signature(s) in Box

(Please date this proxy and sign your name exactly as it appears on your stock certificate. Executors, administrators, trustees, etc. should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

United Security Bancshares

ANNUAL MEETING OF SHAREHOLDERS

May 15, 2024
6:00 p.m. (PDT)

United Security Bancshares
Corporate Office
2126 Inyo Street
Fresno, California

United Security Bancshares **Proxy**

This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Dennis Woods, David Kinross, and Robert Oberg as proxy holders with full power of substitution, to represent, vote and act with respect to all shares of common stock of United Security Bancshares which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 15, 2024 at 6:00 p.m. (PDT), at United Security Bancshares' corporate office, located at 2126 Inyo Street, Fresno, California, or any adjournments thereof, with all the powers the undersigned would possess if personally present as indicated on the reverse side hereof.

This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the secretary of United Security Bancshares a duly executed proxy bearing a later date or an instrument revoking this proxy or by attending the meeting and voting in person.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE
www.proxypush.com/ubfo
Use the Internet to vote your proxy until 11:59 p.m. (PDT) on May 14, 2024.

PHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (PDT) on May 14, 2024.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.